Exhibit 2.2

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement"), dated as of March 3, 2017, is entered into between U.S. Stem Cell, Inc., a Florida corporation ("Seller") and GACP Stem Cell Bank LLC, a Florida limited liability company ("Buyer"). Capitalized terms are defined herein or in the definitions attached hereto as Schedule A.
RECITALS
WHEREAS, Seller is in the business of collecting, growing and banking cell cultures for future use in connection with regenerative medicine purposes (the “Human Banking Business”), as well as other related businesses not included within the term Human Banking Business; and
WHEREAS, pursuant to a separate Asset Sale and Lease Agreement, Seller simultaneously will sell to Buyer, and Buyer will purchase from Seller, the equipment assets related to the Human Banking Business (the “Equipment Assets”); and thereafter, for a term of 3 years (the “Leaseback Period”), Seller will lease from Buyer, and Buyer will lease to Seller, those Equipment Assets, all under the terms and conditions set forth in that certain Asset Sale and Lease Agreement dated as of the date hereof (the “Asset Sale and Lease Agreement”); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Assets (as defined below), subject to the terms and conditions set forth herein; effective automatically and without any further action of the parties upon the expiration or earlier termination of the Leaseback Period (the “Effective Date”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Purchase and Sale
Section 1.01          Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the Purchased Assets, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance ("Encumbrance"); provided, however, that the assignment to, and assumption by, Buyer of the Purchased Assets shall, automatically and without any further action of the Buyer or Seller or any other party, become effective upon the termination of the Leaseback Period.  Except as provided in Section 1.02 hereof, the “Purchased Assets” shall mean all of the tangible and intangible assets used or held for use or acquired or developed for use in the Human Banking Business, as specifically listed in Schedule 1.01.
Section 1.02          Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include i) the Equipment Assets (for clarity, this asset is subject to the

Asset Sale and Lease Agreement), ii) revenue from the maintenance, storage, retrieval and/or administration of tissue samples or cell cultures derived therefrom deposited by customers in Seller’s tissue bank (as evidenced by receipt of physical delivery of such tissue samples or cell cultures at the laboratory facility) prior to the Closing Date (“Pre-Closing Deposits”), and subject to Section 5.07, any future revenue related to Pre-Closing Deposits, and iii) confidential and proprietary information, including but not limited to, intellectual property , trade secrets, processing solution formulas (including enzymes, cell growth media and agents), and other assets of the Seller not specifically listed in Schedule 1.01 (the "Excluded Assets").
Section 1.03          No Liabilities/Assumption of Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind (including, without limitation, accounts payable, accrued expenses, liabilities relating to Pre-Closing Deposits, debt and any other liabilities) whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.  For the avoidance of doubt, although after the Leaseback Period Buyer shall store and maintain Pre-Closing Deposits of Seller pursuant to Section 5.07 hereof, Buyer shall not assume any liability related to the Pre-Closing Deposits, whether incurred before, on or after the Closing Date, including but not limited to liability related to customer claims for the damage or destruction of tissue samples or cell cultures, or the cost associated with “re-growing” damaged or destroyed cell cultures.
Section 1.04          Purchase Price. The aggregate purchase price for the Purchased Assets shall be $50,000.00 (the "Purchase Price"). The Buyer shall pay the Purchase Price on the Closing Date in cash, by wire transfer of immediately available funds in the amount of $50,000.00 to Seller, in accordance with the wire transfer instructions set forth in Schedule 1.04 of the Disclosure Schedules.
Section 1.05          Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.
Section 1.06          Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price, with prior written notice to Seller,  all taxes that Buyer may be required to deduct and withhold under any applicable Tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.
ARTICLE II
Closing
Section 2.01          Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "Closing Date") at the offices of Locke Lord LLP, 525 Okeechobee Blvd, Suite 1600, West Palm Beach, FL 33401; provided, that the assignment to, and assumption by, Buyer of the Purchased Assets shall, automatically and without any further action of the Buyer or Seller or any other party, become effective upon the Effective Date.  The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.
Section 2.02          Closing Deliverables.
(a)          At the Closing, Seller shall deliver to Buyer the following:
(i)             a bill of sale in the form of Exhibit A hereto/in form and substance satisfactory to Buyer (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer; provided, that the assignment to, and assumption by, Buyer of the Purchased Assets shall, automatically and without any further action of the Buyer or Seller or any other party, become effective upon the Effective Date;
(ii)            an assignment in the form of Exhibit B hereto/in form and substance satisfactory to Buyer (the "Intellectual Property Assignment") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the trademark registrations and applications, patents and patent applications, copyright registrations and applications and domain name registrations included in the Purchased Assets and Human Banking Purchased IP (as defined herein) to Buyer; provided, that the assignment to, and assumption by, Buyer of the Purchased Assets and Human Banking Purchased IP shall, automatically and without any further action of the Buyer or Seller or any other party, become effective upon the Effective Date;
(iii)           The Non-Competition and Non-Solicitation Agreement, duly executed by Seller and the Key Persons;
(iv)           The Asset Sale and Lease Agreement, duly executed by Seller;
The Customer Purchase Agreement, duly executed by Seller;
(v)            copies of all consents, approvals, waivers and authorizations referred to in Schedule 2.02(a)(v);
(vi)           a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;
(vii)          tax clearance certificates, if any, from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by Seller in those jurisdictions;

(viii)         a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;
(ix)           such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;
(x)            Evidence satisfactory to Buyer of compliance with Florida bulk sales laws;
(xi)           Evidence satisfactory to Buyer that all Encumbrances on Purchased Assets have been released and discharged; and
(xii)          Releases and customary pay-off letter or letters for all indebtedness, including any indebtedness secured by any Encumbrance on the Purchased Assets, evidencing the total pay-off amount thereof (and indicating the release, upon payment of such amount, of all such Encumbrances) and otherwise in form and substance reasonably satisfactory to Buyer and its legal counsel.
(b)          At the Closing, Buyer shall deliver to Seller (or the Persons set forth below) the following:
(i)             the Purchase Price;
(ii)            the Non-Competition and Non-Solicitation Agreement, duly executed by Buyer;
(iii)           the Asset Sale and Lease Agreement duly executed by Buyer;
(iv)           the Customer Purchase Agreement duly executed by Buyer;
(v)            copies of all consents and authorizations referred to in Schedule 2.02(b)(v); and
(vi)           a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

ARTICLE III
Representations and warranties of seller
Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Effective Date, except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof and updated as of the Effective Date (collectively, the “Disclosure Schedules” and each individually, a “Schedule”). For purposes of this Article III, "Seller's Knowledge," "Knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.
Section 3.01          Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller and Seller’s Board of Directors. The Purchased Assets do not constitute all or substantially all of the assets of Seller and accordingly the sale of the Purchased Assets and all of the other transactions contemplated in this Agreement do not require approval by the stockholders of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.
Section 3.02          No Conflicts; Consents. Except as set forth on Schedule 3.02, the execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03          Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.
Section 3.04          Condition and Sufficiency of Assets.
(a)          The Purchased Assets are in good condition and are adequate for the uses to which they are being put, and none of the Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
(b)          Schedule 1.01 contains a listing of all the Purchased Assets.  With the exception of assets that are transferred to Buyer pursuant to the Asset Sale and Lease Agreement and the Customer Purchase Agreement, the Purchased Assets include all rights and property reasonably necessary to the conduct of the Human Banking Business by Buyer in the manner it is conducted by Seller on the Closing Date.
Section 3.05          Third Party Rights.  There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any part of the Purchased Assets or any interest therein.
Section 3.06          Intellectual Property.
(a)          "Intellectual Property" means any and all of the following which is used in the Human Banking Business (but does not include other intellectual property not used in the Human Banking Business) in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing) (the “Human Banking Purchased IP”).
(b)          Schedule 3.06(b) of the Disclosure Schedules lists all the Human Banking Purchased IP.  Seller owns or has adequate, valid and enforceable rights to use all the Human Banking Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Human Banking Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Schedule 3.06(b) of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller's ownership thereof. For all such registered Intellectual Property, Schedule 3.06(b) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.
(c)          Seller's prior and current use of the Human Banking Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Human Banking Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Human Banking Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.
Section 3.07          Assigned Contracts. Schedule 3.07 of the Disclosure Schedules includes each Assigned Contract. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.
Section 3.08          Permits. Schedule 3.08 of the Disclosure Schedules lists all Transferred Permits. The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.
Section 3.09          Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to the Human Banking Business, or ownership and use of the Purchased Assets, and the proposed sale of the Purchased Assets to Buyer.
Section 3.10          Legal Proceedings. Except as otherwise listed on Schedule 3.10, there is no claim, action, suit, proceeding or governmental investigation ("Action") of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the Human Banking Business or the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.11          Financial Statements.  Seller has heretofore delivered to Buyer i) copies of the audited balance sheet of the Seller as of 2012, 2013, 2014 and 2015, the unaudited balance sheets of the Seller as of September 30, 2016, as well as the related income statements for the years and nine-month period then-ended, and ii) the quantity of deposits into the tissue bank since inception of the Human Banking Business (2013), as well as revenues, cost of goods sold and gross profit for the Human Banking Business for 2016  (collectively, the “Financial Statements”).  The balance sheet of the Seller as of December 31, 2015, is hereinafter referred to as the “Reference Balance Sheet” and December 31, 2015, shall be referred to as the “Balance Sheet Date”.  Except as set forth in Schedule 3.11, the Financial Statements (a) fairly present in all material respects, the financial condition and the results of operations and cash flows of the Seller and the Human Banking Business as of the dates and for the periods indicated and (b) have been prepared in accordance with the United States Generally Accepted Accounting Principles (“GAAP”) applied consistently from period to period and throughout the periods involved, except as disclosed therein and for the absence of footnotes and, in the case of interim financial statements, for normal year-end adjustments.  The Seller has made available to Buyer all accounting, corporate and financial books and records (the “Accounting Books and Records”) which relate to the Human Banking Business, and such Accounting Books and Records are true and complete in all material respects.  The Financial Statements have been derived from and are consistent with the Accounting Books and Records.
Section 3.12          Accounts Payable and Accrued Expenses.  No accounts payable or accrued expenses of the Human Banking Business are past due.
Section 3.13          Brokers. Except for Andy Perez, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller is responsible for payment of any such fee or commission to Andy Perez and Andy Perez is properly registered and licensed in Florida so that Seller’s payment of such fee or commission is permissible and will comply with all applicable laws.
Section 3.14          Undisclosed Liabilities.  Except as set forth on Schedule 3.14, Seller has no Liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) with respect to the Human Banking Business, other than (a) Liabilities fully accrued or reserved against, as set forth in the balance sheet for the most recently completed fiscal quarter; and (b) current Liabilities incurred in the ordinary course of business.
Section 3.15          No Adverse Change.  Except as set forth on Schedule 3.15, since the Balance Sheet Date, there has not occurred:
(a)          any material adverse change in the assets, Liabilities, financial position, results of operations of the Human Banking Business taken as a whole;

(b)          material change in any method of accounting or accounting practice for the Human Banking Business;
(c)          entry into, modification or termination, other than in the ordinary course of business, of any contract that would constitute a Material Contract;
(d)          incurrence, assumption, or guarantee of any Liabilities, except unsecured current obligations and Liabilities incurred in the ordinary course of business;
(e)          transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Reference Balance Sheet, except for the sale of inventory in the ordinary course of business;
(f)          transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property used or useful in the Human Banking Business;
(g)          any damage or destruction, whether or not covered by insurance, to the assets or properties of the Human Banking Business, or any real property used or held for use in the Human Banking Business, including without limitation any consummated, pending or planned taking by eminent domain (or voluntary conveyance in lieu thereof) of all or part of the real property used in the Human Banking Business;
(h)          acceleration, termination, material modification to, or cancellation of any Assigned Contract or Transferred Permit;
(i)          imposition of any Encumbrance upon any of the Purchased Assets;
(j)          any actual or threatened labor dispute, labor organizing activity, strike, work stoppage, slowdown, lockout, boycott or any other adverse employee action affecting the financial position, operations, or prospects of the Human Banking Business;
(k)          any material adverse change in the sales, backlog of customer orders, customer relations, sourcing of inventory, suppliers, or sales representative relations with respect to the Human Banking Business;
(l)          any cancellation or compromise of any debt or claim related to the Human Banking Business or any waiver or release of any right of substantial value related to the Human Banking Business;
(m)          purchase, lease, or other acquisition of the right to own, use, or lease any property or assets in connection with the Human Banking Business for an amount in excess of Ten Thousand Dollars (US $10,000), individually (in the case of a lease, per annum) or Twenty-Five Thousand Dollars (US $25,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

any other transaction, event, or condition of any character that is reasonably likely to have a material adverse effect on the Human Banking Business; and Seller represents that, notwithstanding any disclosure set forth in the Disclosure Schedules, the dispute with NorthStar Biotech Group, LLC (“Northstar”), even if decided by a court of law or an arbitrator in favor of Northstar, will not have a material adverse effect on the Human Banking Business; or
(n)          any commitment or obligation on the part of Seller to take any of the foregoing actions.
Section 3.16          Product Liability. Except as set forth in Schedule 3.16, the Seller has not had any liability (and, to the Seller’s knowledge, there is no reasonable basis for any present or future action, lawsuit, proceeding, investigation, charge, complaint, claim, or damage against the Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product or service provided, sold or delivered by the Seller in connection with the Human Banking Business.
Section 3.17          Employment and Employee Benefits Matters.
(a)          Schedule 3.17(a) contains a complete and accurate list of the following information, except as excluded by labor laws and HIPPA,  for each employee of Seller performing services for the Human Banking Business, including each employee on leave of absence or layoff status: (i) name; (ii) job title; (iii) date of hiring; (iv) date of commencement of employment; (v) current compensation paid or payable; (vi) sick and vacation leave that is accrued but unused; and (vii) service credited for purposes of vesting and eligibility to participate under any plans, programs, and other arrangements that are deemed “employee benefit plans” under the Employment Retirement Security Act of 1974, as amended (“ERISA”), and any other option plan, deferred compensation, severance, retention, vacation, fringe-benefit, welfare, bonus plan or other incentive plan for any of Seller’s employees (each, an “Employee Plan”).  Schedule 3.17(a) also sets forth a complete and accurate list all independent contractors performing services for the Human Banking Business.  Seller is not delinquent to any of its employees for any wages, salaries, commissions, bonuses or other amounts, and no employee owes any sum to Seller.  The employees of Seller who have (or have had) access to confidential or proprietary information of Seller related to the Human Banking Business have executed confidentiality and assignment of invention forms which are adequate to protect Seller’s proprietary interests therein.
(b)          Neither Seller nor any of its affiliates is, or has been, a party to, or bound by, any collective bargaining agreement or other labor union contract applicable to any employee performing services related to the Human Banking Business and no such agreement is being negotiated. There are no pending, or to the knowledge of Seller, threatened (i) union representation petitions, (ii) efforts being made to organize or (iii) strikes, slowdowns, work stoppages, lockouts or threats. Seller has complied with the federal Worker Adjustment and Retraining Notification Act and any similar state or local Legal Requirement.
(c)          Schedule 3.17(c) contains a true and complete list of all Employee Plans, in each case whether or not reduced to writing, which is or has been maintained, sponsored, contributed to or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller, in each case, performing services related to the Human Banking Business, or any spouse or dependent of such individual, or under which Seller or any employers (whether or not incorporated) that would be treated together with Seller or any of its affiliates as a "single employer" within the meaning of Section 414 of the Code of its (“ERISA Affiliates”) may have any Liability.
Section 3.18          Environmental and Safety Matters.
(a)          Except as disclosed on Schedule 3.18(a):
(i)          Seller’s operations and activities with respect to the Human Banking Business are, and have been in compliance in all material respects with and have not caused Seller to be in violation of or liable under any environmental laws;
(ii)          None of the real property used in the Human Banking Business is identified on any current list of contaminated or potentially contaminated property established by any Governmental Body;
(iii)          There has been no release of Hazardous Materials at, on, under or from any the real property used in the Human Banking Business;
(iv)          There are no pending, or, to Seller’s Knowledge, threatened environmental claims including, without limitation investigations by any Governmental Body with respect to the Human Banking Business, the Purchased Assets or the real property used in the Human Banking Business;
(v)          To Seller’s Knowledge, there are no conditions or circumstances which could reasonably be expected to prevent or interfere with the use of the real property used in the Human Banking Business or the operation in the Human Banking Business in material compliance with environmental laws;
(vi)          To Seller’s Knowledge, the real property used in the Human Banking Business contains no (A) underground storage tanks; (B) asbestos or asbestos-containing materials; or (C) polychlorinated biphenyls; and
(vii)          Seller has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, communications or monitoring (including all drafts thereof) in the possession, custody or control of Seller pertaining to the release or presence of Hazardous Materials at, in, on, or under the real property used it the Human

Banking Business, or concerning compliance by Seller with environmental laws with respect to its operation of the Human Banking Business.
(b)          Except as disclosed on Schedule 3.18(b), Seller is, and has been, with respect to the Human Banking Business, in compliance in all material respects with and has not been in violation of or liable under any Occupational Safety Laws.
Section 3.19          Tax Matters.  Except as provided on Schedule 3.19:
(a)          Seller has filed all sales and use Tax Returns for any Pre-Closing Tax Period that Seller was required to file and has paid all sales and use Taxes for any Pre-Closing Tax Period required to have been paid prior to the Closing Date.  Such sales and use Tax Returns were correct and complete in all material respects.
(b)          Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee and all Forms W-2 required with respect thereto have been properly completed and timely filed by Seller, and as to payments made to independent contractors, all Forms 1099 required to be filed by Seller with respect thereto have been properly completed and timely filed.
(c)          There are no liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.
(d)          To the best of Seller’s Knowledge, where required to do so, Seller has properly completed and filed all sales Tax exemption certificates for sales where Tax was not charged.
(e)          There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge.  No written claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.
(f)          Schedule 3.19(f) lists all Tax Returns that have been, or currently are, the subject of any audit.
(g)          For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto.  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Section 3.20          Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE IV
Representations and warranties of buyer
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Effective Date. For purposes of this Article IV, "Buyer's knowledge," "Knowledge of Buyer" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.
Section 4.01          Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida. Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
Section 4.02          Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Section 4.03          Brokers.  No broker, finder or investment banker of Buyer is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

Section 4.04          No Violation.  The execution, delivery, compliance with and performance by Buyer of this Agreement and each of the other documents and instruments delivered in connection herewith do not (a) violate or contravene the organizational certificates, documents and agreements, as amended to date, of Buyer, (b) violate or contravene any law, statute, rule, regulation, order, judgment or decree to which Buyer is subject, or (c) conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document or contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound.
Section 4.05          Consents and Approvals.  Except as set forth on Schedule 4.05, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality on the part of Buyer is necessary for the valid execution, delivery and performance by Buyer of this Agreement, except for such registrations, filings, consents, approvals or other actions that, if not made or obtained, would not have a material adverse effect on the business, operations or financial condition of Buyer, or would not prevent the parties from consummating the transactions contemplated herein.
Section 4.06          Statements.  No representation or warranty made by the Buyer in this Agreement and no certificate, communication, or document furnished or to be furnished to the Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE V
Covenants
Section 5.01          Leads Referrals.  Following the Effective Date and continuing until the earlier of (a) the end of the Restricted Period or (b) the termination of this Agreement pursuant to Article VII herein, except with respect to termination by Buyer pursuant to 7.01(c), Seller shall refer all customer leads and revenue generation opportunities that could benefit the Human Banking Business (the “Leads”) directly to the Buyer.  The Leads shall include, but not be limited to, potential patient customers, as well as potential doctor or practitioner customers or referral sources or any other source of potential revenues for the Human Banking Business. For the avoidance of doubt, it is acknowledged and agreed that, during the Leaseback Period, the revenues resulting from such Leads with respect to Human Banking Business shall be revenues of Seller subject to the terms of this Agreement, the Asset Sale and Lease Agreement, the Customer Purchase Agreement and all agreements related thereto.  Effective upon termination of the Leaseback Period, all revenues resulting from such Leads with respect to the Post-Closing Deposits shall belong exclusively to Buyer or its designated affiliates.
Section 5.02          Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The Buyer hereby agrees and acknowledges that the Seller must (and Seller agrees that it shall) file a Current Report on Form 8-K filed pursuant to the rules and regulations of the Securities and Exchange Commission following the Closing Date as well as disclose in subsequent quarterly and annual reports filed by the Seller with the Securities and Exchange Commission, all of which reports will reference and attach this Agreement and related agreements, as applicable, or incorporate them by reference if previously attached to a Securities and Exchange Commission filing.
Section 5.03          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
Section 5.04          Right of Notification.  Following the Effective Date, within ten (10) business days of i) receipt by Buyer of a written offer to sell or transfer ownership in Buyer that would result in a change of control of Buyer, or ii) commencement by Buyer of a process to sell or transfer an interest in Buyer that would result in a change of control of Buyer, Buyer shall notify Seller in writing of such offer or commencement (“Sale Notification”).  Buyer shall have no obligation to reveal specific details of any offer, but Seller may make a competing offer and/or participate in a sale process.
Section 5.05          Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.  In the event the tissue bank registration held by Seller does not immediately transfer to Buyer on the Effective Date, Seller and Buyer agree to work together to operate the tissue bank under the terms of this Agreement until such time as the transfer is effective.
Section 5.06          Leaseback.
At Closing, Buyer and Seller will enter into the Asset Sale and Lease Agreement (the “Asset Sale and Lease Agreement”), under which Seller will sell to Buyer, and Buyer will lease to Seller during the Leaseback Period, the Equipment Assets (in exchange for rental payments paid to Buyer by Seller).
For purposes of this Agreement, the “Leaseback Period” means three years from the Closing Date, unless terminated sooner as a result of a termination pursuant to the terms of the Asset Sale and Lease Agreement.

Section 5.07          Compensation for Pre-Closing Deposits and Use of Lab; Other Monthly Payments.
Future income relating to Pre-Closing Deposits shall be owned by Seller, but from and after the Effective Date, the Pre-Closing Deposits shall be maintained and stored by Buyer.  In addition to the purchase of the Purchased Assets set forth in Section 1.01, from and after the Effective Date, Buyer shall be reimbursed for all reasonable costs incurred to maintain and store the Pre-Closing Deposits, as and when paid for by Buyer, subject to reasonable review and/or audit by Seller, at the expense of Seller (unless there is a material, considered greater than 10%, discrepancy within any one year period to the benefit of the Buyer related to the income provided to Seller, in which case the Buyer will reimburse the Sellers’ costs).
In addition, from and after the Effective Date, Buyer shall be paid 50% of Product Gross Profit (as defined below) derived from Pre-Closing Deposits, including but not limited to dose retrievals and the annual fees related to banking each Pre-Closing Deposit.
“Product Gross Profit” means revenue reduced by direct product costs related thereto, as calculated on an accrual basis according to GAAP.  For purposes of this Section 5.07, with respect to dose retrievals, Product Gross Profit shall be equal to 61% multiplied by the revenue collected for dose retrievals, and with respect to annual fees, Product Gross Profit shall be equal to 75% multiplied by the revenue collected for annual fees.  For the avoidance of doubt, revenue recognized in determining the Product Gross Profit of Pre-Closing Deposits shall include all revenue that is collected related to Pre-Closing Deposits from and after the Effective Date.  For further avoidance of doubt, Product Gross Profit derived from Pre-Closing Deposits prior to the Effective Date shall be the income of the Seller.
In addition, on the Effective Date, if the Seller has amended or extended the Property Lease and the laboratory is at the facility in Sunrise, Florida, Seller and Buyer shall enter into a sub-lease agreement (the “Sub-Lease Agreement”), in a form substantially similar to the form attached hereto as Exhibit C.  Pursuant to the Sub-Lease Agreement, Seller shall sub-lease to Buyer the portion of its facility in Sunrise, Florida, including the laboratory and related premises (approximately 60% of the Seller’s total premises, such sublet portion the “Sublet Premises”), and Buyer shall in turn sub-lease back to Seller all or a portion of such sublet premises, and the laboratory assets therein, for reimbursement by Seller to Buyer of 50% of the rent and related costs allocated to Buyer (the “Sub-Lease Reimbursement”).  Any subsequent amendment, extension or replacement of the Sub-Lease Agreement for the Sublet Premises shall not impact this Section 5.07.
Section 5.08          Monthly Report; Payments.

From and after the Effective Date, by the close of business on the 10th day following each month end, Buyer shall submit to Seller a monthly report (the “Monthly Report”) in the form set forth on Schedule B attached to this Agreement.  The Monthly Report shall set forth all amounts due from Buyer to Seller for the items required to be paid by Buyer to Seller pursuant to this Agreement, the Asset Sale and Lease Agreement, the Customer Purchase Agreement, the Sub-Lease Agreement or any other agreements between Buyer and Seller for the prior month, and all amounts due from Seller to Buyer for the items required to be paid by Seller to Buyer pursuant to this Agreement, the Asset Sale and Lease Agreement, the Customer Purchase Agreement, the Sub-Lease Agreement and any other agreements between Buyer and Seller for the prior month, in each case in accordance with the form set forth on Schedule B.  For the avoidance of doubt, Buyer shall be entitled to set off any amounts owed to Seller hereunder or under the Asset Sale and Lease Agreement, the Customer Purchase Agreement, the Sub-Lease Agreement or any other agreements between Buyer and Seller, by the amount owed by Seller to Buyer hereunder (including by the amount of any payment or reimbursement obligations of Seller under Article V of this Agreement, and any indemnification obligations of Seller under Article VI of this Agreement) or under the Asset Sale and Lease Agreement, the Customer Purchase Agreement, the Sub-Lease Agreement or any other agreements between Buyer and Seller.
The net amount due to Buyer or Seller, as applicable, as set forth in each Monthly Report shall be paid to Buyer or Seller by the 15th day following each month end.
Section 5.09          Confidentiality.  From and after the Closing, except as required by federal securities laws, Seller shall, and shall cause its representatives to, keep confidential and not to disclose to others information relating to the Human Banking Business, including without limitation information regarding (a) customers or potential customers; (b) vendors and suppliers; (c) pricing structure, costs, and profit margins; (d) employees and payroll policies; (e) computer systems; and (f) other proprietary, confidential or secret information relating to the Human Banking Business, products, activities or operating aspects, other than any of such information which is now or becomes generally known or available to the public without any violation of this Agreement (hereafter “Confidential Information”).  Seller shall use all reasonable care to protect, and prevent unauthorized disclosure of, any Confidential Information, unless such information is required to be disclosed by applicable law.  Notwithstanding the foregoing in this Section 5.09, Seller shall be entitled to use and disclose Confidential Information in the following circumstances: (1) to the extent needed in connection with the preparation or audit of any Tax Returns or other filings made to any Governmental Body, (2) in connection with any claims made or alleged by any third party relating to the Human Banking Business arising from any facts or circumstances arising on or before the Closing Date, (3) in connection with any claims or disputes among the parties to this Agreement, including those arising out of Agreement or any document delivered by any party hereto and (4) disclosure of Confidential Information to the accountants, attorneys and other advisors of Seller who have confidentiality obligations to Seller.

Section 5.10          Discharge of Liabilities. After the Effective Date, Seller covenants to pay all of its debts and discharge all of its Liabilities and obligations relating to the Human Banking Business as they become due or, if Seller is disputing any such Liabilities in good faith, upon resolution of such dispute.  If Seller has failed to timely satisfy any such Liabilities owed to customers or vendors of the Human Banking Business, Buyer may, in its reasonable discretion, pay any such Liabilities.  If Buyer intends to make any such payment, Buyer will provide the Seller with 5 business days’ prior notice to the Seller during which Buyer and the Seller will have good faith discussions of any dispute regarding such Liabilities and Buyer will in good faith consider extending the period before Buyer would pay on Seller’s behalf.  In the event Buyer pays or discharges any such Liabilities, Seller shall reimburse Buyer for any such amounts within 30 days of written demand therefor. In the event Buyer pays or discharges any such Liabilities, at Buyer’s option either Seller shall reimburse Buyer for any such amounts within 30 days of written demand therefor, or Buyer shall offset such amounts against amounts Buyer owes Seller pursuant to the Monthly Report under Section 5.08.
ARTICLE VI
Indemnification
Section 6.01          Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing and the Effective Date (subject to Article VII).
Section 6.02          Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:
(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;
(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;
(c)          any Liabilities relating to disputes involving or relating to NorthStar; or
(d)          any Excluded Asset or any Liability of Seller.
Section 6.03          Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:
(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or
(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.
Section 6.04          Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).
Section 6.05          Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.
Section 6.06          Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
Section 6.07          Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII
Termination

Section 7.01          Termination Events.  This Agreement may be terminated without prejudice to any other rights or remedies either party may have:
(a)          by written agreement, duly authorized by the managing member of Buyer and the board of directors of Seller;
(b)          by Buyer or Seller if any Governmental Body shall have issued an order, decree, injunction or judgment or taken any other action permanently restraining, enjoining or otherwise prohibiting this transaction and such order or other action shall have become final and non-appealable;
(c)          by Buyer or Seller upon a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement (a “Terminating Breach"), and such Terminating Breach shall, if capable of cure, not have been cured within forty-five (45) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;
(d)          by Seller if Buyer is sold, transferred, or otherwise there is a change in control such that the successor does not assume all the obligations underlying this Agreement;
(e)          (i) In the event of termination of this Agreement under Section 7.01(a) or Section 7.01(b), the Purchased Assets shall be returned to Seller only after the Purchase Price have been returned to Buyer. Buyer shall have no further obligations to Seller except for any obligations accumulating prior to such notice of termination and following such notice of termination until the Purchased Assets are returned to Seller and all provisions in this Agreement and the Non-Competition and Non-Solicitation Agreement shall terminate except those expressly referenced for survival.  (ii) In the event of termination of this Agreement by Seller under Section 7.01(c), the Purchased Assets shall not be returned to Seller and the Purchase Price shall not be returned to Buyer, but Sellers’ obligations contained within Article V shall terminate and Sellers’ obligations  under the Asset Sale and Lease Agreement, the Customer Purchase Agreement, and the Non-Competition and Non-Solicitation Agreement will terminate (if still in effect at such time). (iii) In the event of termination of this Agreement by Buyer under Section 7.01(c), the Purchased Assets shall not be returned to Seller and the Purchase Price shall not be returned to Buyer, but instead the provisions contained within Article V shall terminate.  (iv) In the event of termination of this Agreement under Section 7.01(d), the Purchased Assets shall not be returned to Seller and the Purchase Price shall not be returned to Buyer, but instead the provisions contained within Article V shall terminate and the Non-Competition and Non-Solicitation Agreement shall terminate (if still in effect at such time).

(f)          Each party’s right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.
ARTICLE VIII
Miscellaneous
Section 8.01          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 8.02          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):
If to Seller:	U.S. Stem Cell, Inc. 13794 NW 4th Street, Suite 212 Sunrise, Florida 33325 Attention: Michael Tomas
with a copy to:	Joseph I. Emas, P.A. 525 93 Street Surfside, FL 33154 Attention: Joseph Emas
If to Buyer:	GACP Stem Cell Bank LLC 2333 Ponce de Leon Blvd. Suite R240 Coral Gables FL 33134 Attention: David Neithardt
with a copy to:	Locke Lord LLP 525 Okeechobee Blvd, Suite 1600 West Palm Beach, Florida 33401 Attention: John Igoe

Section 8.03          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.04          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
Section 8.05          Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 8.06          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.07          No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.08          Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.
Section 8.09          Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).
Section 8.11          Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the Florida, in each case located in Broward or Miami-Dade County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
Section 8.12          Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 8.13          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.14          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER: U.S. Stem Cell, Inc.
By s/s Michael Tomas Name: Michael Tomas Title: Chief Executive Officer

BUYER: GACP Stem Cell Bank LLC
By /s/ David Neithardt Name: David Neithardt Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]

Schedule A
Definitions
“Accounting Books and Records” has the meaning set forth in Section 3.11.
“Action” has the meaning set forth in Section 3.10.
“affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person; (ii) any Person owning and controlling fifty percent (50%) or more of the outstanding voting interest of such Person; (iii) any officer, director, manager, member or partner of such Person; (iv) any Person who is an officer, director, manager, member, partner, trustee or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence; or (v) an agent of such Person or of any Persons listed in the foregoing clauses (i) through (iv).
“Agreement” has the meaning in the introduction.
“Asset Sale and Lease Agreement” has the meaning set forth in Section 5.06(a).
“Assigned Contracts” means contracts, customer orders, leases, agreements, purchase orders and arrangements, if any, to which Seller is a party on the Effective Date that are used or held for use in the conduct of the Human Banking Business.
“Balance Sheet Date” has the meaning set forth in Section 3.11.
“Human Banking Business” has the meaning set forth in Recitals.
“Bill of Sale” has the meaning set forth in Section 2.02(a)(i).
“Buyer” has the meaning set forth in the introduction.
“Closing” has the meaning set forth in Section 2.01.
“Closing Date” has the meaning set forth in Section 2.01.
 “Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 5.10.
“Customer Purchase Agreement” is that agreement between Buyer and Seller in which Seller sells to Buyer, and Buyer purchases from Seller, for a purchase price of $50,000, all rights, title and interest in and to the first 5,000 new customers generated during the Leaseback Period, including all customer contracts with respect to Post-

Closing Deposits and all documentation, records, customer lists and other assets relating thereto.
“Disclosure Schedule” has the meaning set forth in the introduction to Article III.
“Employee Plan” has the meaning set forth in Section 3.17.
“Encumbrance” has the meaning set forth in Section 1.01.
“ERISA” has the meaning set forth in Section 3.17(a).
“ERISA Affiliate” has the meaning set forth in Section 3.17(c).
“Excluded Assets” has the meaning set forth in Section 1.02.
“Financial Statements” has the meaning set forth in Section 3.11.
“GAAP” has the meaning set forth in Section 3.11.
“Governmental Body” means any nation, state, county, city, town, village, district, or other jurisdiction of any nature including all instrumentalities thereof entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature.
“Gross Profit” has the meaning set forth in Section 5.08.
“Hazardous Materials” means (a) any element, compound or chemical that is characterized, regulated or defined as a contaminant, pollutant, waste, hazardous or extremely hazardous substance, or a hazardous, medical, biohazardous, infectious or special waste under environmental laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls (“PCBs”); (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos or asbestos-containing materials.
“Human Banking Purchased IP” means, in each case as it relates solely to the Human Banking Business and not any other business of the Seller, i) customer lists and records, ii) trade secrets, technology, know-how, processing solution formulas (including enzymes, cell growth media and agents), process recipes, other processes, computer software, and marketing content, and iii) other Intellectual Property of any kind or description used by Seller in the conduct of the Human Banking Business, including without limitation, the names and phrases “U.S. Stem Cell Bank”, “U.S. Stem Cell Banking”, “U.S. Stem Cell Tissue Bank” and all trade names, trademarks, websites, domain names, phone numbers, service marks, copyrights, patents, applications relating to the foregoing, including any documentation reflecting any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 6.04.
“Indemnifying Party” has the meaning set forth in Section 6.04.
“Intellectual Property Assignment” has the meaning set forth in Section 2.02(a)(ii).
“Key Persons” means Michael Tomas and Kristin Comella.
“Knowledge of Seller” has the meaning set forth in the introduction to Article III.
“Knowledge of Buyer” as to Buyer has the meaning set forth in the introduction to Article IV.
“Leaseback Period” has the meaning set forth in Section 5.06(b).
“Liabilities” means any liabilities or obligations of any kind, including without limitation, liabilities based on negligence or strict liability whether known or unknown, liquidated or contingent, or any claims or demands based thereon or attributable thereto.
“Material Contracts” means any contract by which any of the Purchased Assets are bound or affected or to which Seller is a party or by which it is bound in connection with the Human Banking Business or the Purchased Assets.
“Non-Competition and Non-Solicitation Agreement” is that certain Non-Competition and Non-Solicitation Agreement entered into as of the date hereof between the Buyer, the Seller and the Key Persons.
“Northstar” has the meaning set forth in Section 3.15(n).
“Occupational Safety Laws” means all applicable federal, state and local laws (including common law), rules, ordinances, orders, directives, permits, approvals, decisions or decrees and regulations relating to the protection of occupational human health and safety, including the Occupational Safety and Health Act, 29 U.S.C. 651 et. Seq. (OSHA).
“Person” means any individual, partnership, trust, incorporated or unincorporated association, joint venture, stock company, estate, organization, Governmental Body or any other kind of legal entity.
“Pre-Closing Deposits” has the meaning set forth in Section 1.02.
“Pre-Closing Tax Period” means any period or portion of a period ending on or before the Closing Date.
“Post-Closing Deposits” means tissue samples or cell cultures derived therefrom deposited by customers in the tissue bank on or after the Closing Date, including tissue sample deposits made by customers after the Closing Date who had previously deposited tissue samples in the tissue bank prior to the Closing Date, as evidenced by receipt of physical delivery of the tissue samples or cell cultures at the laboratory facility.
“Post-Closing Deposits Revenues” has the meaning set forth in Section 5.06(b).
“Product Gross Profit” has the meaning set forth in Section 5.07(c).
“Property Lease” means that Office Lease Agreement dated February 4, 2016, by and between Sawgrass Business Plaza, LLC, as lessor, and Seller, as lessee.
“Purchase Price” has the meaning set forth in Section 1.04.
“Purchased Assets” has the meaning set forth in Section 1.01.
“Reference Balance Sheet” has the meaning set forth in Section 3.11.
“Restricted Period” shall mean the period commencing on the Closing Date and ending on the date that is sixty (60) months from the Closing Date.
“Seller” has the meaning set forth in the introduction.
 “Sub-Lease Agreement” has the meaning set forth in Section 5.07(d).
“Sub-Let Premises” has the meaning set forth in Section 5.07(d).
“Sub-Lease Reimbursement” has the meaning set forth in Section 5.07(d).
“Tax” has the meaning set forth in Section 3.19(g).
“Tax Returns” has the meaning set forth in Section 3.19(g).
“Transferred Permits” means all permits, licenses, approvals, authorizations, registrations, certificates, consents, variances and similar rights necessary for the operation of the Human Banking Business.

Schedule B
Form of Monthly Report

EXHIBIT A
Bill of Sale

EXHIBIT B
Intellectual Property Assignment

EXHIBIT C
Form of Sub-Lease Agreement